FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-07

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 07/23/19 14:50:27
Subject: NEW ISSUE CMBS: BANK 2019-BNK19 *PUBLIC PRICING DETAILS*

BANK 2019-BNK19 - PUBLIC NEW ISSUE
**PRICING DETAILS** $1,115.158MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	SPD	YLD%	CPN%	$PRICE
A-1	AAAsf/AAA(sf)/AAA(sf)	25.345	30.000%	2.83	+43	2.2412	2.2630	99.99960
A-SB	AAAsf/AAA(sf)/AAA(sf)	44.620	30.000%	7.43	+72	2.6218	3.0710	102.99930
A-2	AAAsf/AAA(sf)/AAA(sf)	273.000	30.000%	9.76	+82	2.8125	2.9260	100.99360
A-3	AAAsf/AAA(sf)/AAA(sf)	523.177	30.000%	9.89	+84	2.8377	3.1830	102.99660
A-S	AAAsf/AAA(sf)/AA+(sf)	153.122	17.625%	9.94	+110	3.0995	3.4460	102.99830
B	AA-sf/AA-(sf)/AA-(sf)	49.494	13.625%	9.94	+130	3.2995	3.6470	102.99200
C	A-sf/A-(sf)/A-(sf)	46.400	9.875%	9.94	+190	3.8995	4.1695	101.62020

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBBsf/BBB(sf)/NR	27.840	7.625%	9.94	52.0%	14.4%
E	BBB-sf/BBB-(sf)/NR	23.201	5.750%	9.94	53.0%	14.1%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	FITCH/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	65.123	N/A	9.64	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,302,470,080
NUMBER OF LOANS:	73
NUMBER OF PROPERTIES:	76
WA CUT-OFF LTV:	56.3%
WA BALLOON LTV:	52.6%
WA U/W NCF DSCR:	2.82x
WA U/W NOI DEBT YIELD:	13.3%
WA MORTGAGE RATE:	4.055%
TOP TEN LOANS %:	54.2%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	367
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(38.2%), BANA(27.8%), MSMCH(27.3%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	OFFICE(51.2%), RETAIL(23.4%), HOSPITALITY(10.8%)

TOP 5 STATES:	CA(25.2%), NY(21.2%), FL(10.7%), NJ(9.6%), NV(7.7%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	LNR PARTNERS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	SEER CAPITAL COMMERCIAL REAL ESTATE DEBT FUND II, LTD.
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
ANTICIPATED SETTLEMENT:	AUGUST 8, 2019

ROADSHOW
HARTFORD, BREAKFAST:	WED, 7/17 @ 8:30AM ET, MAX DOWNTOWN RESTAURANT
BOSTON, LUNCH:	WED, 7/17 @ 12:00PM ET, THE FAIRMONT COPLEY PLAZA HOTEL
MINNEAPOLIS, BREAKFAST:	THURS, 7/18 @ 7:30AM CT, THE MARQUETTE HOTEL
DES MOINES, LUNCH:	THURS, 7/18 @ 1:00PM CT, THE DES LUX HOTEL

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.